UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM N-54C

NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT COMPANY ACT OF 1940

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The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

RENN Global Entrepreneurs Fund, Inc.,

formerly known as
Renaissance Capital Growth & Income Fund III, Inc.

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(Name of Company)

c/o RENN Capital Group, Inc.
8080 N. Central Expressway, Suite 210/LB 59
Dallas, Texas 75206
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Address of Principal Business Office

(Number and Street, City, State and Zip Code)

(214) 891-8294
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Telephone Number (including area code)

811-08376
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File Number under the Securities Exchange Act of 1934

Basis for filing the notification of withdrawal:

     RENN Global Entrepreneurs Fund, Inc., formerly known as Renaissance Capital Growth & Income Fund III, Inc., has filed a notice of registration under section 8 of the Act, on Form N-8A, on May 18, 2009.

SIGNATURE

Pursuant to the requirements of the Act, the undersigned company has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of Dallas, Texas on the 18th day of May 2009.

     RENN Global Entrepreneurs Fund, Inc.

                         By:  /s/ Russell Cleveland

                              Name: Russell Cleveland
                              Title: President

          Attest:

          /s/ Barbe Butschek
          Name: Barbe Butschek
          Title: Secretary